Filed Pursuant to Rule 433
Registration No. 333-156025
July 5, 2011
$500,000,000
2.400% Senior Notes due 2016
$500,000,000
4.000% Senior Notes due 2021
$1,250,000,000
5.600% Senior Notes due 2041
TERM SHEET
The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated July 5, 2011, filed as part of Registration Statement No. 333-156025.

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Ratings*:	Baa1 Moody’s / BBB+ S&P

Securities:	$500,000,000 2.400% Senior Notes due 2016
$500,000,000 4.000% Senior Notes due 2021
$1,250,000,000 5.600% Senior Notes due 2041

Format:	SEC registered (global) (No. 333-156025)

CUSIP / ISIN No.	2016 Notes: 25179M AJ2 / US25179MAJ27
2021 Notes: 25179M AK9 / US25179MAK99
2041 Notes: 25179M AL7 / US25179MAL72

Trade Date:	July 5, 2011

Expected Settlement:	July 12, 2011 (T+5**)

Maturity:	2016 Notes: July 15, 2016
2021 Notes: July 15, 2021
2041 Notes: July 15, 2041

Price To Public:	2016 Notes: 99.770% of principal amount
2021 Notes: 99.307% of principal amount
2041 Notes: 99.682% of principal amount

Coupon:	2016 Notes: 2.400% per year (payable semi-annually)
2021 Notes: 4.000% per year (payable semi-annually)
2041 Notes: 5.600% per year (payable semi-annually)

Interest Payment Dates:	January 15 and July 15, beginning January 15, 2012

Benchmark Treasury:	2016 Notes: 1.500% due June 30, 2016
2021 Notes: 3.125% due May 15, 2021

2041 Notes: 4.750% due February 15, 2041

Benchmark Treasury Yield:	2016 Notes: 1.679%
2021 Notes: 3.115%
2041 Notes: 4.352%

Spread to Benchmark Treasury:	2016 Notes: +77 basis points
2021 Notes: +97 basis points
2041 Notes: +127 basis points

Yield to Maturity:	2016 Notes: 2.449%
2021 Notes: 4.085%
2041 Notes: 5.622%

Make Whole Call:	The greater of 100% of principal amount or discounted present value at Adjusted Treasury Rate plus 12 bps (0.12%) for the 2016 Notes, 15 bps (0.15%) for the 2021 Notes and 20 bps (0.20%) for the 2041 Notes

Par Call:	2016 Notes: Within one month prior to the maturity date
2021 Notes: Within three months prior to the maturity date
2041 Notes: Within six months prior to the maturity date

Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Use of Proceeds:	Repayment of $1.75 billion aggregate principal amount of 6.875% senior notes due 2011 upon maturity in September 2011 and general corporate purposes

Active Joint Bookrunners:	Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
UBS Securities LLC

Passive Joint Bookrunners:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC
RBS Securities Inc.

Senior Co-Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BMO Capital Markets Corp.
Mitsuibishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**	T+5 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days (such settlement being referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day will be required, by virtue of the fact that these securities initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of these securities who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day should consult their advisors.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free UBS Securities LLC at 1-877 827-6444 (ext. 561-3884), calling or e-mailing Goldman, Sachs & Co. toll-free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com. or calling or e-mailing Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649 or prospectus@morganstanley.com.